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                                  Exhibit 11.1
             Statement of Computation of Net Income Per Common Share



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
  (In thousands, except per share     Three Months Ended          Six Months Ended
             amounts)                   September 30,               September 30,
                                    ---------------------       ---------------------
                                     1996          1995          1996           1995
                                    -------       -------       -------       -------
Primary:
     Weighted average
           shares outstanding        34,358        30,838        34,086        28,720
     Dilutive stock options           2,824         2,368         2,970         2,152
                                    -------       -------       -------       -------
               Total                 37,182        33,206        37,056        30,872
                                    =======       =======       =======       =======

Fully diluted:
     Weighted average
          shares outstanding         34,358        30,838        34,086        28,720
     Dilutive stock options           2,947         2,368         3,032         2,280
                                    -------       -------       -------       -------
               Total                 37,305        33,206        37,118        31,000
                                    =======       =======       =======       =======

Net income                          $ 4,832       $ 2,094       $ 8,996       $ 3,360

Income per common share
     Primary:                       $   .13       $   .06       $   .24       $   .11
     Fully diluted:                 $   .13       $   .06       $   .24       $   .11
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